Exhibit 99.2

Q1 2012 Earnings Prepared Remarks

Tessera Technologies, Inc. (the “Company” or “we”) is a holding company for two operating businesses (sometimes referred to as “reporting segments” or “business segments”): Intellectual Property and DigitalOptics. The Company’s primary end markets are computing, mobile, and consumer optics. Consumer devices such as notebooks, smartphones, and digital still cameras throughout the world contain patented semiconductor packaging technology from our Intellectual Property patent portfolios as well as our DigitalOptics technologies and patents.

Segment Review

DigitalOptics

Early in 2012, we outlined major milestones expected in the coming year for the DigitalOptics segment. In March, we announced the successful completion of one of these milestones – we took major steps toward high-volume manufacturing of camera modules using our Micro Electro Mechanical Systems (MEMS) technology. On March 2nd, DigitalOptics Corporation (DOC) announced the execution of a definitive agreement to acquire certain assets of Vista Point Technologies, a Tier 1 qualified camera module manufacturing business, from Flextronics International Ltd. Upon the close of the transaction, DOC will have the high-volume manufacturing capability required to be a vertical supplier of camera modules.

With the acquisition of this proven, high-volume manufacturing capability, DOC, as an Original Design Manufacturer (ODM) of next generation camera modules, will be able to address the dual-sourcing requirements of Tier 1 mobile phone makers. This capability will be crucial to DOC’s efforts to drive rapid market introduction of its next-generation technology in a manner that complements DOC’s existing collaborations with camera module makers on the introduction and sale of its MEMS autofocus actuator into the worldwide mobile phone market.

In parallel, DOC in the first quarter continued to develop its MEMS autofocus actuator production readiness, working with its supply chain partners in the front-end (foundry), mid-end, and back-end processes, as well as achieving lens barrel readiness. In the second quarter, DOC anticipates delivering to multiple Tier 1 mobile phone makers samples of its first internally developed complete MEMS autofocus camera module. These efforts are key steps towards DOC’s previously announced goal of its first design win for a MEMS based camera module within the first half of this year. Revenue from sale of the product is expected to start in the fourth quarter of 2012.

Long term, growth for DOC will come from the sale of next-generation camera modules to the $9-billion market for mobile phone cameras.

The DigitalOptics segment offers products and licensable image processing technologies that include autofocus, zoom, and image enhancement technologies. DigitalOptics’ technologies are in nearly 90% of all digital still cameras in the market today and are embedded in mobile phones from six of the top ten OEMs. On April 24th, DOC announced the latest mobile phone camera module maker to adopt its image enhancement technology, Cammsys Corp. Ltd., which licensed DOC’s Face TrackerTM technology for use in smart phones.

Intellectual Property

In the first quarter of 2012, the Intellectual Property segment successfully renewed four licensees, including two well-known Japanese electronics manufacturers. These renewals demonstrate the strength of the Intellectual Property Segment patent portfolios and the experience and expertise of our licensing team.

In addition to these longstanding licensing programs relating to semiconductor packaging, our Intellectual Property’s licensing team is also in discussions with potential customers in the DRAM space for long-term licenses with recurring royalties with respect to the patent portfolio acquired from MoSys, Inc. by Invensas Corporation (Invensas), a subsidiary of the Company operating in the Intellectual Property segment. The sales cycle of such licenses is largely driven by discussions among licensing teams and talented engineers from both parties and can take 18 months or longer to close.

Invensas recently demonstrated progress in its next-generation technologies development, with the introduction of its dual in-line memory module (DIMM)-IN-A-PACKAGETM technology for thin and light notebooks, also known as UltrabooksTM, and tablet computers. DIMM-IN-A-PACKAGE can replace the current memory module used by such electronic devices in a smaller form factor. The reduction in physical size permits designers to reduce the motherboard size and correspondingly increase the size of the battery, hence significantly improving battery life. Invensas is currently working with a number of original equipment manufacturers (OEMs), module and design companies and DRAM chip manufacturers to bring the solution to market.

Finally, the Company from time to time considers the possibility of acquiring additional patents or portfolios of intellectual property that can strengthen its IP position or can add new revenue sources.

Our intellectual property portfolio has delivered revenues over the past decade of more than $1 billion from diverse customers, and our Intellectual Property business currently draws its revenues from dozens of customers. Our licensing teams are often engaged in multiple negotiations with customers and, although we would prefer to avoid litigation, we may at any time have multiple legal actions pending. Further, at any given time, one or more of our customers may be considering plans to cease payments to us or to otherwise challenge the strength of our intellectual property portfolio. Accordingly, the Company often is unable to anticipate changes in its customer or revenue profiles in the near term. Although the Company remains confident in the strength of its patent portfolios and license agreements, it believes it is speculative to publicly predict the results of any of these actions. Because of our diverse sources of revenue, and because no single case is significant enough to change our longer-term business plans, we are able to manage this business with an eye toward larger trends.

The Intellectual Property segment is a patent licensing business that realizes the value of its patent portfolios through long-term, running-royalty license agreements. Its patent portfolios today primarily cover semiconductor packaging related patents, which are held largely in Tessera, Inc., a subsidiary of the Company, and patents related to the design and operation of DRAM chips, which are held largely in Invensas. The last of the Intellectual Property patents will expire in 2031.

Financial Discussion

Quarterly Revenue

	Q1 2012	Q1 2011	Y-o-Y %	Q4 2011	Q-o-Q %
Total Revenue	$46.7	$67.8	(31%)	$56.7	(18%)
Intellectual Property	$39.0	$53.6	(27%)	$49.0	(20%)
DigitalOptics	$7.7	$14.2	(46%)	$7.7	—
DigitalOptics – Royalties	$3.1	$4.9	(37%)	$4.3	(27)%

(in millions, except %)

Revenue for the first quarter of 2012 was $46.7 million, within our revenue guidance range of $46.5 million to $47.5 million.

Intellectual Property revenue was $39.0 million, which compared to our revenue guidance range of $39.0 million to $39.5 million. As compared to the fourth quarter of 2011, revenue was down $10 million due primarily to lower reported royalty-bearing unit volumes in the fourth quarter of 2011 of the Company’s licensees that serve the DRAM and wireless markets.

In comparison to the prior year, first quarter 2012 Intellectual Property revenue was down $14.6 million, due to lower year-over-year royalty-bearing units reported by our licensees.

DigitalOptics total revenue for the first quarter of 2012 was $7.7 million. Royalty and license revenue was approximately $4.3 million. Royalties were $3.1 million, which was down $1.2 million or 27% from the prior quarter due primarily to a $0.6 million non-recurring royalty payment made in the fourth quarter of 2011 and lower royalties related to Wafer Level Packaging. In comparison to the prior year, first quarter royalties were down $1.8 million or 37% due principally to lower EDoF royalties and a non-recurring royalty payment in the first quarter of 2011. Products and services revenue was $3.4 million, an increase of $1.0 million sequentially, resulting from higher sales of our Micro-Optics products.

Quarterly GAAP Results

Total GAAP operating expenses in the first quarter of 2012 were $57.3 million, as follows

•	Cost of revenues: $5.8 million

•	R&D: $23.4 million

•	SG&A: $24.6 million, and

•	Litigation expense: $3.5 million.

Included in the GAAP operating expenses above are the following:

•	Stock-based compensation expense: $4.0 million, and

•	Amortization of acquired intangibles: $6.4 million.

First quarter total GAAP operating expenses were higher by $2.9 million, or 5% quarter-over-quarter.

In addition, other income, net of expense, was $0.6 million, and GAAP tax benefit was $1.9 million.

Quarterly GAAP Net Income (Loss) and Earnings (Loss) Per Share

	Q1 2012	Q1 2011	Q4 2011
GAAP Net Income (Loss)	($8.1)	$11.2	$2.6
GAAP Earnings (Loss) Per Share	($0.16)	$0.22	$0.05
Fully Diluted Shares	51.738	51.267	51.678

(in millions, except per share data)

Quarterly Non-GAAP Results

Total Non-GAAP operating expenses in the first quarter of 2012 were $46.9 million, as follows:

•	Cost of revenues: $3.6 million

•	R&D: $20.4 million

•	SG&A: $19.4 million, and

•	Litigation expense: $3.5 million.

First quarter total Non-GAAP operating expenses were higher by $2.0 million, or 4%, quarter-over-quarter. Cost of revenues were lower by $1.6 million resulting from the non-recurring fourth quarter, 2011 expense related to a success fee for the Samsung and Hynix license renewals. R&D expense increased $3.7 million, or 22%, from the prior quarter due to increased volume of patent filings, particularly Invensas patent filings, MEMS foundry costs for NRE and test wafers, Invensas material costs for xFD, and a non-recurring R&D tax credit in Ireland of $0.5 million in the fourth quarter, 2011. G&A expenses increased $3.8 million, or 25%, primarily due to outside services and legal expenses related to the Company’s announced signing of the definitive agreement with Flextronics International Ltd. to acquire certain assets of Vista Point Technologies, and expenses related to the Company’s proxy statement and annual stockholders meeting. Litigation expense was significantly lower than our financial guidance of flat compared to the fourth quarter of 2011 expense of $7.1 million due to timing issues in our cases.

Non-GAAP results exclude stock-based compensation, charges for acquired in-process research and development, acquired intangibles amortization, impairment charges on long-lived assets and goodwill, and related tax effects. We have included a detailed reconciliation between our GAAP and Non-GAAP net income (loss) in both our earnings release and on our web site for your convenient reference.

Quarterly Non-GAAP Net Income (Loss) and Earnings (Loss) Per Share

Tax adjustments in the first quarter of 2012 for Non-GAAP items were approximately $2.5 million.

	Q1 2012	Q1 2011	Q4 2011
Non-GAAP Net Income (Loss)	($0.2)	$19.0	$9.7
Non-GAAP EPS (Loss) Per Share	($0.00)	$0.36	$0.18
Fully Diluted Shares	53.093	52.548	52.708

(in millions, except per share data)

Balance Sheet Metrics

We ended the first quarter of 2012 with $490.4 million in cash, cash equivalents, and investments, a $2.0 million decrease from the prior quarter.

In the first quarter of 2012, net cash used by operations was $2.2 million. We purchased $1.2 million of intellectual property and $1.9 million of property and equipment.

Dividend

The Company has declared a quarterly dividend of $0.10 per share of common stock, payable on June 14, 2012 to stockholders of record at the close of business on May 24, 2012. The initiation of a dividend reflects the Company’s confidence in its long-term cash generation ability, and its ability to fund its growth initiatives.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results for the first quarter of 2012; the transformation of the DigitalOptics business and its ability to become a high-volume manufacturer of next-generation camera modules, including for devices using MEMS actuators; samples of its camera modules; revenue predictions; industry and technology trends; adoption of the Company’s technology and use in additional applications; the expected design win relating to the MEMS actuator; the characteristics, benefits, advantages, features, qualities and potential of the Company’s technologies and products; the patent acquisition, litigation and licensing plans for our Intellectual Property business, including with respect to the acquired patent portfolio from MoSys, Inc.; future dividend plans; the sufficiency of the Company’s capital resources; long-term growth prospects; and the Company’s future operating performance, needs for cash and prospects to generate cash. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or any invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses, including the pending acquisition by DigitalOptics Corporation of Flextronics’s camera module business in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; failure by DigitalOptics Corporation to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DigitalOptics products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of these prepared remarks. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in these prepared remarks. Although these prepared remarks may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in these remarks provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations (available in the Company’s earnings release and on its website) to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

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